Exhibit 99.1

Media Relations: Mark Petrarca 414-359-4100 mpetrarca@aosmith.com	Investor Relations: Helen Gurholt 414-359-4157 hgurholt@aosmith.com
FOR IMMEDIATE RELEASE
March 18, 2024
A. O. Smith Appoints Stephen Shafer President and Chief Operating Officer
Experienced global executive to lead operations
Milwaukee, Wis.— Global water technology company A. O. Smith Corporation (“the Company”) (NYSE: AOS) announced today the appointment of Stephen Shafer as president and chief operating officer, effective March 18, 2024.
In this role, Shafer will lead the company’s global business units, including operations, engineering and IT. “Steve will work with me and our team to drive enhanced performance and continued growth in sales and profitability,” said Kevin Wheeler, chairman and CEO.
Shafer is an accomplished business leader with deep global experience in manufacturing and leading highly innovative businesses. He joined 3M Company in 2010 and has held several positions with increasing levels of responsibility in multiple 3M business units in both the U.S. and China. Most recently, he served as president of the Automotive and Aerospace Solutions Division for 3M Company. Prior to 3M, Steve worked for McKinsey & Company and Ford Motor Company holding various roles focusing on manufacturing, supply chain and operational improvement.
“We are excited to welcome Steve to A. O. Smith, where his strategic business acumen and extensive experience in global operations will prove invaluable as we continue to create value for our customers, employees and shareholders,” said Wheeler.
“Joining A. O. Smith is a great opportunity and I am looking forward to contributing to the continued growth and success of this iconic company. Working closely with the senior leaders in the organization to continue to improve operating performance, while maintaining a strong focus on innovation, safety and quality will be priorities for me,” said Shafer.
Shafer earned his MBA from Harvard Business School and his Bachelor of Science degree in Industrial Engineering from Northwestern University. He resides in Minneapolis, MN and will be relocating to the Milwaukee area.
About A. O. Smith
Celebrating its 150th year of business, A. O. Smith Corporation, headquartered in Milwaukee, Wis., is a global leader applying innovative technology and energy-efficient solutions to products manufactured and marketed worldwide. Listed on the New York Stock Exchange (NYSE: AOS), the Company is one of the world’s leading manufacturers of residential and commercial water heating equipment and boilers, as well as a manufacturer of water treatment products. For more information, visit www.aosmith.com.
SOURCE: A. O. Smith Corporation
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